As filed with the Securities and Exchange Commission on May 13, 2005

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

PETROLEUM GEO-SERVICES ASA

(Exact name of registrant as specified in its charter)

Kingdom of Norway (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

Strandveien 4 N-1366 Lysaker, Norway (Address of principal executive offices)	N/A (Zip code)

TOP 10 SHARE BONUS PLAN

GROUP 50 SHARE BONUS PLAN
GROUP 70 SHARE BONUS PLAN
(Full title of the plan)

Sam R. Morrow

Senior Vice President — Finance and Treasurer
Petroleum Geo-Services ASA
15150 Memorial Drive
Houston, Texas 77079
(Name and address of agent for service)

(281) 509-8000

(Telephone number, including area code,
of agent for service)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
	Aggregate Offering	Registration
Title of Securities to be Registered	Price (1)	Fee
American Depositary Shares, each representing one ordinary share, nominal value NOK 30 per share
Ordinary shares, nominal value NOK 30 per share
Total	$12,500,000	$1,472

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act. The American Depositary Shares (“ADSs”), each representing one ordinary share, nominal value NOK 30 per share (“Shares”), of Petroleum Geo-Services ASA (“PGS”), and the Shares being registered hereby consist of ADSs and Shares to be acquired in open market purchases pursuant to the Top 10 Share Bonus Plan, the Group 50 Share Bonus Plan and the Group 70 Share Bonus Plan (collectively, the “Plans”). PGS is hereby registering the offering of $2,500,000 aggregate offering price of ADSs and Shares under the Top 10 Share Bonus Plan, $5,000,000 aggregate offering price of ADSs and Shares under the Group 50 Share Bonus Plan and $5,000,000 aggregate offering price of ADSs and Shares under the Group 70 Share Bonus Plan. Under the Plans, each eligible participant is required to purchase in the open market within a specified period of time Shares and/or ADSs in an amount equal to the net amount of the bonus (i.e., the gross amount of the bonus net of any withholding taxes) received by such participant under the respective Plan. In no event will the aggregate offering price of all securities offered from time to time pursuant to this Registration Statement exceed $2,500,000 with respect to the Top 10 Share Bonus Plan, $5,000,000 with respect to the Group 50 Share Bonus Plan or $5,000,000 with respect to the Group 70 Share Bonus Plan.

EXPLANATORY NOTE

     This Registration Statement relates to the ADSs and Shares of PGS that may be acquired under the Plans. The ADSs and Shares acquired under the Plans are obtained through open market purchases at prevailing market prices. Such transactions do not involve the original issuance by PGS of any new Shares or result in a change in the number of outstanding Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Note: The document(s) containing the information concerning the Plans required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the SEC or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     This Registration Statement incorporates herein by reference the following documents filed with the SEC by PGS (SEC File No. 001-14614) pursuant to the Securities Exchange Act of 1934:

1.	PGS’ annual report on Form 20-F for the fiscal year ended December 31, 2004; and

2.	the description of PGS’ ADSs and shares contained in its registration statement on Form 8-A filed with the SEC on December 14, 2004, as that description may be updated from time to time.

     All documents filed by PGS with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in this Registration Statement, in any amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not Applicable.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

     Norwegian law provides that a director or the chief executive officer of a Norwegian company is liable for any loss or damage he has intentionally or negligently caused the company in the performance of his duties. The shareholders may, by a majority resolution at a general meeting, decide either to bring a claim against, or to discharge from liability, such director or chief executive officer. Notwithstanding a decision at the general meeting to discharge a person from liability or to reject a proposal to hold a person liable, shareholders owning at least 10% of the share capital, or at least 10% the total number of shareholders, may within a limited period of time bring a claim predicated on such liability on behalf of the company.

     In addition, PGS has entered into indemnification agreements with each of its directors. Each agreement provides that, in the event that such director was, is or becomes a party to any pending or completed action, suit or proceeding, or any inquiry or investigation that leads to the institution of any such action, suit or proceeding, by reason of or arising out of any event or occurrence relating to anything done or not done by such director in the capacity as a director of PGS, then PGS will indemnify such director to the fullest extent permitted by applicable law against any and all expenses, judgments, fines and amounts paid in settlement. If so requested by a director, PGS will advance expenses to such director within 10 business days of such request.

     PGS also has directors and officers liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as directors and officers.

Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

Exhibit
No.		Description
*4.1	—	Articles of Association, as amended (unofficial English translation) (incorporated by reference to Exhibit 1.1 to PGS’ Annual Report on Form 20-F for the fiscal year ended December 31, 2003, SEC File No. 001-14614).

*4.2	—	Deposit Agreement, dated as of May 25, 1993, among PGS, Citibank, N.A., as depositary (the “Depositary”), and all holders from time to time of American Depositary Receipts (“Receipts”) issued thereunder (the “Deposit Agreement”) (incorporated by reference to Exhibit (a)(1) of Post-Effective Amendment No. 1 to PGS’ Registration Statement on Form F-6, Registration No. 33-61500).

*4.3	—	First Amendment to Deposit Agreement, dated as of April 24, 1997, among PGS, the Depositary and all holders from time to time of Receipts issued thereunder, including the form of Receipt attached as Exhibit A thereto (incorporated by reference to Exhibit (a)(2) of PGS’ Registration Statement on Form F-6, Registration No. 333-10856).

23	—	Consent of Ernst & Young AS.

24	—	Powers of Attorney.

*	Incorporated herein by reference as indicated.

     The use of original issuance securities pursuant to the Plans is not contemplated. If original issuance securities are hereafter offered and sold pursuant to the Plans, an opinion of counsel will be filed by amendment.

Item 9. Undertakings

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lysaker, Kingdom of Norway, on May 13, 2005.

PETROLEUM GEO-SERVICES ASA
By:	/s/ Gottfred Langseth
Gottfred Langseth
Senior Vice President and Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 13, 2005.

*	Chairman

Jens Ulltveit-Moe

*	President and Chief Executive Officer

Svein Rennemo	(Principal Executive Officer)

/s/ Gottfred Langseth	Senior Vice President and Chief Financial

Gottfred Langseth	Officer (Principal Financial Officer)

*	Vice President and Chief Accounting Officer

Christin Steen-Nilsen	(Principal Accounting Officer)

*	Director

Francis Gugen

*	Director

Keith Henry

*	Director

Harald Norvik

*	Director

Rolf Erik Rolfsen

*	Director

Clare Spottiswoode

*	Director

Anthony Tripodo

*By:	/s/ Gottfred Langseth

Gottfred Langseth
Attorney-in-fact

By:	/s/ Sam R. Morrow	Authorized Representative in the United States

Sam R. Morrow
Senior Vice President — Finance and Treasurer

INDEX TO EXHIBITS

Exhibit
No.		Description
*4.1	—	Articles of Association, as amended (unofficial English translation) (incorporated by reference to Exhibit 1.1 to PGS’ Annual Report on Form 20-F for the fiscal year ended December 31, 2003, SEC File No. 001-14614).

*4.2	—	Deposit Agreement, dated as of May 25, 1993, among PGS, Citibank, N.A., as depositary (the “Depositary”), and all holders from time to time of American Depositary Receipts (“Receipts”) issued thereunder (the “Deposit Agreement”) (incorporated by reference to Exhibit (a)(1) of Post-Effective Amendment No. 1 to PGS’ Registration Statement on Form F-6, Registration No. 33-61500).

*4.3	—	First Amendment to Deposit Agreement, dated as of April 24, 1997, among PGS, the Depositary and all holders from time to time of Receipts issued thereunder, including the form of Receipt attached as Exhibit A thereto (incorporated by reference to Exhibit (a)(2) of PGS’s Registration Statement on Form F-6, Registration No. 333-10856).

23	—	Consent of Ernst & Young AS.

24	—	Powers of Attorney.

*	Incorporated herein by reference as indicated.